UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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BorgWarner Inc.
(Name of Registrant as Specified In its Charter)

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BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Auburn Hills, Michigan
March 15, 2013
Dear Stockholder:

BorgWarner Inc. will hold its annual meeting of stockholders at its headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on April 24, 2013, at 9:00 a.m., local time, for the following purposes:

1.	Elect four nominees for Class II Directors to serve for the next three years;

2.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2013;

3.	Advisory approval of the Company's executive compensation;

4.	Vote on a stockholder proposal concerning declassification of the Company's Board of Directors; and

5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 1, 2013 are entitled to vote at the meeting or any adjournment or postponement thereof.

We have elected to furnish materials for the annual meeting via the internet. Beginning on or about March 15, 2013, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online. All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 15, 2013. See the first page of the proxy statement and your proxy card for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

YOUR VOTE IS IMPORTANT! You can submit your proxy by telephone or the internet by following the instructions on page 1 of the proxy statement. If you received a paper copy of our proxy statement, you can vote by returning a proxy card. If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy. Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters. The enclosed proxy card is solicited by the Board of Directors of the Company.

Along with the attached proxy statement, we are providing you our Annual Report on Form 10-K for our fiscal year ended December 31, 2012. Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board of Directors

/s/  John J. Gasparovic
John J. Gasparovic
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD ON APRIL 24, 2013

Our proxy statement and our 2012 annual report to stockholders are available at
http://www.proxyvote.com

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the internet or telephone or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BORGWARNER INC.
3850 Hamlin Road
Auburn Hills, Michigan 48326

PROXY STATEMENT

March 15, 2013

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (“BorgWarner” or the “Company”) for the Company's 2013 Annual Meeting of Stockholders to be held at the Company's headquarters at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on April 24, 2013 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the Securities & Exchange Commission (“SEC”), we are providing our proxy statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 to stockholders electronically via the internet. (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2012, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our proxy statement and our 2012 annual report to stockholders are available at http://www.proxyvote.com.

On or about March 15, 2013, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 1, 2013 via (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing or (3) e-mail distribution. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials. The notice also provides instructions on how you can submit your proxy over the internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

•	Internet: Access the internet, go to www.proxyvote.com and follow the enrollment instructions.

•	Telephone: Call us free of charge at 1-800-579-1639 from within the United States or Canada.

•
E-mail:    Send us an e-mail at www.proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 1, 2013 are entitled to vote at the meeting. As of such date, there were 116,081,470 outstanding shares of common stock. A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least ten days prior to the annual meeting and will also be available for examination at the annual meeting. On each matter considered at our annual meeting, you are entitled to one vote for each of your shares of common stock.

Voting

You have a choice of voting over the internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•
To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 p.m. Eastern Time on April 23, 2013.

If you properly sign and return your signed proxy card or vote by telephone or by the internet before the annual meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

If you hold your stock in "street name", you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. If you are a stockholder of record, you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 24, 2013 (including a vote in person at the annual meeting). For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the annual meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

With respect to Proposal 1 (election of directors), stockholders may (a) vote in favor of all nominees, (b) withhold votes as to all nominees, or (c) withhold votes as to specific nominees. In an uncontested director election, such as this year's election, a director nominee will be elected to serve on the board only if the votes cast “for” the election of that nominee exceed the votes cast “against” that nominee's election. Under our Corporate Governance Guidelines in a contested election, directors are elected by a plurality vote. Withheld votes and broker non-votes will not affect the outcome of the election of directors.

If you hold your stock in street name, your brokerage firm or other nominee may no longer vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the four nominees for director. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

With respect to Proposal 2 (stockholder ratification of the selection of our auditors) and Proposal 3 (the advisory vote on executive compensation), each Proposal requires the affirmative vote of a majority of the votes cast to be approved. Accordingly, an abstention or a broker non-vote will have no effect on the outcome of either proposal.

Even though your vote with respect to Proposal 3 is advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. At the Annual Meeting of Stockholders held in 2011, stockholders selected annual frequency for stockholder consideration of executive compensation on an advisory basis. Stockholders will next consider the desired frequency of such consideration in 2017.

Proposal 4 is an advisory (non-binding) vote. Proposal 4 will be considered to have passed if it receives the affirmative majority of votes cast.

Proposals 3 and 4 are not considered “routine” matters under NYSE rules. Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 3 or 4 without specific instructions from you as to how to vote. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 or 4.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our proxy statement or our Notice of internet Availability of Proxy materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents, you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: 248-754-0882). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's Board of Directors currently consists of thirteen directors and is divided into three classes. Jere A. Drummond, John R. McKernan, Jr., Ernest J. Novak, Jr., and James R. Verrier are the nominees for election as Class II Directors at this meeting. Following the election of directors at this annual meeting, your Board of Directors will have twelve members and no vacancies. If elected, each nominee to Class II will serve for a term of three years or until his or her successor is elected and qualified. Class III Directors have terms expiring at the 2014 Annual Meeting of Stockholders and the Class I Directors have terms expiring at the 2015 Annual Meeting of Stockholders. Each of the nominees for election as a Class II Director has agreed to serve if elected. All of the Class II Directors are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

At the meeting, our stockholders will elect four directors to hold office until our 2016 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The directors whose terms of office expire at this annual meeting are Directors Jere A. Drummond, John R. McKernan, Jr., Ernest J. Novak, Jr., James R. Verrier and Timothy M. Manganello. Mr. Manganello will retire from the Board of Directors upon completion of his current term on April 24, 2013. The Board of Directors determined in its sole discretion that it is in the Company's best interest to nominate Mr. Drummond to serve an additional term though directors do not typically stand for election after their 72nd birthday. The Board determined that Mr. Drummond's continued leadership of the Compensation Committee and his presence on the Corporate Governance Committee and the Board of Directors are essential during the transition to separate Chairman and Chief Executive Officer (“CEO”) responsibilities, during the transition in board leadership, and to support the new senior management team. Mr. Verrier became CEO effective January 1, 2013 and was appointed to the Board effective that date. He is standing for re-election by stockholders at this time.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR - JERE A. DRUMMOND, JOHN, R. McKERNAN, JR., ERNEST J. NOVAK, JR., AND JAMES R. VERRIER.

Information on Nominees for Directors and Continuing Directors

The following table sets forth as of March 1, 2013, with respect to each of the Company's current directors continuing to serve, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors' experience, qualifications, attributes and skills; all directorships at public companies and registered investment companies held since March 1, 2008; and a description of any relevant legal proceedings in which the director was involved since March 1, 2003.

Class I Directors	Age	Principal Occupation and Directorships
Phyllis O. Bonanno 1999	69
Ms. Bonanno retired from International Trade Solutions Inc. on September 1, 2009. She served as President and CEO of International Trade Solutions, Inc., an international trade consulting firm, since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a director of Adams Express Company, Mohawk Industries, Inc. and Petroleum & Resources Corporation.

Ms. Bonanno brings to the board management, operational, academic and public policy knowledge. Ms. Bonanno's public policy expertise was gained through 10 years of service as the first director of the U.S. Trade Representative's Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. She developed global business knowledge in the manufacturing sector during her employment as Corporate Vice President of International Trade for Warnaco, Inc., a worldwide apparel manufacturer. Her extensive international trade expertise including knowledge of trade rules and regulations benefits the Company. Ms. Bonanno's experience as a director of other public companies in varied industries has resulted in her broad understanding of corporate governance.

Alexis P. Michas 1993	55
Mr. Michas has been Managing Partner of Juniper Investment Company, LLC (“Juniper”), a private investment management company, since he founded the firm in 2008. Juniper is also a Principal of Aetolian Investors, LLC a registered Commodity Pool Operator. Mr. Michas has also been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc. from 1993 to 1994, and Senior Vice President of MLCP from 1989 to 1993. He served on the Board of Directors of MLCP from 1989 to 2001 and was a consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Chairman of the Board of Lincoln Educational Services Corporation and a director of PerkinElmer, Inc. Mr. Michas also served as a director of AirTran Airways, Inc., until that company's sale to Southwest Airlines, Inc. on May 2, 2011. Mr. Michas is also a director of a family of funds managed by Atlantic Investment Management, Inc., an investment management company.

Mr. Michas brings many years of private equity experience across a wide range of industries, and a successful record of managing control investments in public companies. He also brings extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing. Mr. Michas has served on the compensation, governance, audit, finance and executive committees of boards of other public companies and has been on BorgWarner's Board of Directors since the Company became a public company in 1993. His knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our Board of Directors and to serve as Lead Director.

Mr. Richard O. Schaum 2005	66
Mr. Schaum has been General Manager, of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. He was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. from October 2003 until June 2005. Before that, for more than 30 years he was with DaimlerChrysler and its predecessor Chrysler Corporation, most recently as Executive Vice President, Product Development from January 2000 until his retirement in March 2003. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007. Mr. Schaum is also a director of Gentex Corporation and Sterling Construction Co.

Mr. Schaum's nearly four decades of business experience in program management, product development and manufacturing in the global automotive industry bring technological understanding, innovation expertise and extensive industry knowledge to BorgWarner's board. At WaveCrest Laboratories he oversaw development and commercialization of proprietary transportation systems. As Executive Vice President of Product Development at Chrysler, Mr. Schaum led all Powertrain Operations, a business with $7 billion in sales. He has intimate knowledge of the kinds of products BorgWarner must develop for the future of transportation.

Thomas T. Stallkamp 2006	66
Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, he was an Industrial Partner in Ripplewood Holdings LLC, a New York private equity group. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003 he served as its Vice Chairman and Chief Executive Officer. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of Baxter International, Inc., a global diversified healthcare company and as a trustee of EntrepreneurShares Series Trust.

Mr. Stallkamp's experience within and outside of the automotive industry, and his nearly 20-year tenure with DaimlerChrysler and Chrysler Corporation, important customers of BorgWarner, his international perspective and his financial acumen qualify him for membership on the Company's board. His service on the boards of Visteon (an automotive parts supplier) from 2002 to 2005 and Asahi TEC Corporation (a manufacturer of automotive and other parts) from 2008 to 2010 has given him additional insight into the priorities of and challenges confronting automotive suppliers. Mr. Stallkamp's perspective has been broadened by experience outside the auto industry and through his private equity financing experience.

Class II Directors	Age	Principal Occupation and Directorships
Jere A. Drummond 1996	73
Mr. Drummond retired from the BellSouth Corporation on December 31, 2001. He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997 and was elected a director of BellSouth Telecommunications, Inc. in 1993. Mr Drummond is a director of SAIC, Inc. He also served as a director of AirTran Holdings Inc. until that company's sale to Southwest Airlines, Inc. on May 2, 2011. Mr. Drummond was also a director of Centilliam Communications, Inc. until 2009.

Having served as an officer of a Fortune 500 company, BellSouth Corporation, for 19 years, Mr. Drummond brings extensive management experience and the perspective of a former CEO to BorgWarner's board. His significant marketing experience adds to the board's range of knowledge. Mr. Drummond's service on boards of directors of other public companies, and specifically on the compensation committee of another public company, adds to his value on BorgWarner's board and as Chairman of our Compensation Committee.

Timothy M. Manganello 2002	63
Mr. Manganello has been Executive Chairman of the Board since 2003 and was Chief Executive Officer of the Company from February 2003 through December 2012. He was President and Chief Operating Officer from February 2002 until February 2003. He was Executive Vice President from June 2001 until February 2002. He was Vice President of the Company from February 1999 until June 2001 and President and General Manager of BorgWarner TorqTransfer Systems Inc. from February 1999 until February 2002. He was appointed a director of the Company in 2002. Mr. Manganello is also a director of Bemis Company, Inc. and Zep Inc.

Mr. Manganello began his career in the automotive industry in 1973. During his career at BorgWarner, he has held senior management positions in operations, sales, and business development. Before joining BorgWarner in 1989, Mr. Manganello held product engineering management positions at Chrysler Corporation from 1973 to 1981, and sales management positions at PT Components-Link Belt from 1981 to 1988. He is also a member of the University of Michigan College of Engineering's National Advisory Committee and is a member of the Executive Committee of the Board of Trustees for the Manufacturer's Alliance (MAPI). He served as the Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch from 2006-2011. Mr. Manganello's knowledge of all aspects of the Company's business and of the automotive industry positioned him well to serve as our Chairman and Chief Executive Officer. Mr. Manganello will retire from the Board of Directors upon completion of his current term, April 24, 2013.

John R. McKernan, Jr. 2009	64
Governor McKernan served as Chairman of the Board of Education Management Corporation, a large provider of private post-secondary education in North America, from December 2008 to June 2012. He was Executive Chairman of Education Management Corporation from February 2007 to December 2008 and Chief Executive Officer from September 2003 until February 2007. He previously held the offices of President and Vice Chairman and has been a member of its Board of Directors since June 1999. Governor McKernan served as governor of the State of Maine from 1987 to 1995. He is also a director of HMH Holdings, Inc.

Governor McKernan brings to BorgWarner's board a blend of experience as a former governor of Maine, a former US Congressman, a former state legislator and former CEO of a public company. His knowledge of the legislative process combined with his demonstrated leadership capabilities and CEO's perspective provide a valuable point of view to the Company's board. Governor McKernan also has significant experience as a director. Governor McKernan's practice of corporate, regulatory and administrative law enables him to provide a legal perspective on issues facing the board and the Company in those areas and with respect to corporate governance.

Ernest J. Novak, Jr. 2003	68
Mr. Novak retired as a Managing Partner from Ernst & Young in June 2003. He was a Managing Partner from 1986 until June 2003. Mr. Novak is also a director of A. Schulman, Inc. and FirstEnergy Corp.

Mr. Novak's extensive knowledge of accounting and his financial expertise across a broad range of public companies make him well qualified to serve as a member of our board and as Chairman of the Audit Committee of our board. Mr. Novak spent over 30 years performing, reviewing and supervising audits of diverse public companies' financial statements and overseeing the filing of them with the SEC. He has a master's degree in accounting, is a Certified Public Accountant and currently chairs the audit committees of the two other public companies of which he is a director.

James R. Verrier 2013	50
Mr. Verrier has been President and Chief Executive Officer and a member of BorgWarner's Board of Directors since January 1, 2013.  From March 2012 through December 2012, he was President and Chief Operating Officer of the Company.  From January 2010 to March 2012, he was Vice President of the Company and President and General Manager of BorgWarner Morse TEC Inc.  He was Vice President and General Manager, Passenger Car of BorgWarner Turbo Systems Inc. from January 2006 to January 2010.
Mr. Verrier has held positions of increasing responsibility since joining the Company in 1989, including assignments in quality control, human resources and operations management.  Prior to joining BorgWarner he held positions within the quality engineering and metallurgy field with Lucas Aerospace, Rockwell Automotive and Britax Wingard in the United Kingdom.  He holds a degree in Metallurgy and Materials Science from West Midlands College in the UK as well as an MBA from the University of Glamorgan, also in the UK.

Class III Directors	Age	Principal Occupation and Directorships
Robin J. Adams 2005	59
Mr. Adams has been Vice Chairman of the Board of Directors since March 2012 and Chief Administrative Officer of the Company since April 2004. From April 2004 through March 2012 he was also Chief Financial Officer of the Company and has been a member of the Board of Directors since April 2005. He was Executive Vice President - Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and Principal Financial Officer of BorgWarner from May 1993 until June 1999. Mr. Adams is also a director of Carlisle Companies Inc.

Mr. Adams has 37 years experience in the transportation industry. He has been the executive leader for the financial organizations of two publicly traded U.S. companies for the last 20 years where he has gained significant experience dealing with public company boards on a host of financial and strategic issues. He has experience with and provided oversight in the areas of accounting, audit, corporate finance, treasury, tax, business development, investor relations and information technology. He has played a leadership role in financial transactions that include public debt and equity offerings, IPOs, securitizations and bank financings. Mr. Adams also contributes merger and acquisition experience, thorough knowledge of the Company's business and the automotive industry, as well as financial acumen. Mr. Adams plans to resign from the Board of Directors on April 24, 2013 in connection with his planned retirement from the Company.

David T. Brown 2004	64
Mr. Brown retired from Owens Corning, a global leader in glass technology, on December 31, 2007. He was President and Chief Executive Officer of Owens Corning from April 2002 until his retirement. He was Executive Vice President and Chief Operating Officer from January 2001 to March 2002. He was Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000. Mr. Brown was a director of RSC Holdings Inc. from October 2011 through April 2012. Mr. Brown is also a director of Franklin Electric Co., Inc.

As President and Chief Executive Officer of Owens Corning, Mr. Brown led Owens Corning during a difficult period in that company's history associated with its asbestos-related liability dating back to 1958. He brings operational experience and the perspective of a former CEO to his service on BorgWarner's board. Mr. Brown was a director of Owens Corning until December 31, 2007. His experience serving on boards of other public companies in varied industries contributes to his knowledge of corporate governance.

Jan Carlson 2010	52
Mr. Carlson was appointed President and Chief Executive Officer and Director of Autoliv in early 2007. He joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of that company's Executive Committee. Mr. Carlson also serves on the board of Teknikföretagen, the Association of Swedish Engineering Industries.

Mr. Carlson brings to the board international perspective concerning the global automotive industry and the experience and perspective of a currently-serving CEO of a non-U.S. company. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

Dennis C. Cuneo 2009	63
Mr. Cuneo has been an attorney with Fisher & Phillips LLP since July 1, 2010, serving as Managing Partner of the firm's Washington DC office, after having been with Arent Fox LLP since November 2006. He also operates his own consulting firm, DC Strategic Advisors LLC., which provides strategic business advice to companies in the auto industry and other industries. He was Senior Vice President of Toyota North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006. Mr. Cuneo was formerly Board Chairman of the Federal Reserve Bank of Cleveland, Cincinnati branch and is on the boards of the Center for Automotive Research, and SSOE, a privately held engineering and construction management firm. Mr. Cuneo is also a director of AK Steel Holding Corporation.

Mr. Cuneo brings experience in, and understanding of, the automotive industry and its trends. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo's Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota's Latin America Research Group. Mr. Cuneo also provides a legal perspective on issues facing the board and the Company with respect to board oversight areas, corporate governance and regulatory matters.

No director nominee, director or executive officer is related to any other director nominee, director or executive officer (or to any director or executive officer of any of the Company's subsidiaries) by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

Board of Directors and Its Committees

The Board of Directors held five meetings during 2012. Each of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which he or she served while members of them. The Company's Corporate Governance Guidelines set forth the Company's policy that directors should use their best efforts to attend the Company's annual meeting of stockholders. All directors serving at the time of the 2012 Annual Meeting of Stockholders attended the meeting.

The board has determined that all board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Manganello, our Executive Chairman, Mr. Adams, our Vice Chairman, Executive Vice President, and Chief Administrative Officer ("CAO"), and Mr. Verrier, our President and CEO. Under the Company's Corporate Governance Guidelines, a director will not be considered independent unless the board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company's Corporate Governance Guidelines provide, among other things, that:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

•
a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation.

•
a director who is affiliated with or employed by, or whose immediate family member is a current partner of the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company's audit or was within the last three years a partner or employee of such a firm and personally worked on the Company's audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee, is not “independent” until three years after the end of such service or the employment relationship.

•
a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	a director who is not considered independent by relevant statute or regulation is not “independent.”

Board Leadership Structure

Our Board of Directors currently separates the role of Chairman and CEO. Mr. Manganello will serve as Executive Chairman until the end of his current board term on April 24, 2013. Mr. Verrier became President and CEO on January 1, 2013. The Board believes that separating the Chairman and CEO positions provides the most appropriate leadership structure for the Company at this time. Separating the Chairman and CEO positions takes best synergetic advantage of the talents of two leaders and allows Mr. Verrier to devote his full attention to focusing on his new responsibilities as CEO without the additional responsibilities of Chairman, who focuses on effectiveness and independence of the board. Accordingly, the Board of Directors has appointed the current Lead Director to become Non-Executive Chairman upon Mr. Manganello's retirement from the Board.
In view of the fact that the Company did not have an independent chairman in the past, the Board of Directors established the role of Lead Director. The Lead Director worked with the Chairman, CEO and other members of the board to provide independent oversight of the Company's management and affairs on behalf of the Company's stockholders. Among other things, the Lead Director served as the principal liaison between the Chairman and the independent directors, contributed to agenda planning and chaired the executive session of non-employee directors at each regularly scheduled board meeting. It is anticipated that the responsibilities of the Lead Director role will be reassigned to the Non-Executive Chair.

The Board of Directors recognizes that no single leadership model is right for all companies at all times. The board has reserved for itself the discretion to determine the most appropriate leadership structure for the Company and the Board of Directors reviews the leadership structure from time to time.
Board Committees

The Board of Directors has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The charters for each of our principal board committees can be found on the Company's website at www.borgwarner.com. The responsibilities of our board committees are set forth in their charters, which are reviewed at least annually.

Compensation Committee.  The current members of the Compensation Committee are Directors Drummond (Chairman), Bonanno, Brown and Carlson. The principal functions of the Compensation Committee include reviewing and approving compensation philosophy and executive compensation strategy, chief executive officer and other executive remuneration and compensation plans, and supervising the administration of these plans. A primary purpose of the Compensation Committee is to ensure that the compensation of Executive Officers is internally equitable, externally competitive, motivates Executive Officers toward the achievement of business objectives and aligns their focus with the long term interests of the Company and its stockholders. The Compensation Committee met six times during 2012.

Audit Committee.  The current members of the Audit Committee are Directors Novak (Chairman), Cuneo, McKernan and Stallkamp. The Audit Committee is charged with assisting the full board in fulfilling the board's oversight responsibility with respect to the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company. The Audit Committee also has the responsibility for, among other things, selection and compensation of the independent registered public accounting firm, monitoring the independent registered public accounting firm's qualifications, independence and work (including resolving any disagreements between the Company's management and the independent registered public accounting firm regarding financial reporting), pre-approving all services to be performed by the independent registered public accounting firm, monitoring the performance of the Company's internal audit function and reviewing on behalf of the board the Company's pension plans and risk management programs. The responsibilities of the Audit Committee are set forth in its charter, which is reviewed at least annually. The charter is attached as Annex A.

Each member of the Audit Committee meets the independence requirements set by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. While other members of the Audit Committee also qualify as financial experts as defined by the rules and regulations of the SEC, the Board of Directors has designated the Chairman of the Audit Committee, Mr. Novak, as our audit committee financial expert. None of the members of the Committee simultaneously serve on the audit committees of more than two other public companies. The Audit Committee met five times during 2012.

Corporate Governance Committee.  The present members of the Corporate Governance Committee are Directors Michas (Chairman), Drummond and Schaum. The principal functions of the Corporate Governance Committee include making recommendations to the Board of Directors regarding: (i) board composition and structure, (ii) corporate governance principles, including the nature, duties and powers of board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders' suggestions for board nominations, (vi) the emergency successor to the CEO, and (vii) any requests for waivers of application of the Company's Code of Ethical Conduct and any related person transactions. The Corporate Governance Committee also establishes criteria for board and committee membership, evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the board, its committees and management. The Corporate Governance Committee met four times during 2012.

The Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Under the Company's Amended and Restated By-laws ("By-laws"), stockholders of record of the Company may recommend director candidates for inclusion by the board in the slate of nominees that the board recommends to stockholders for election. Stockholders submitting such nominations must provide the information and background material specified in Article II, Section 7 of the Company's By-laws to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. Corporate Secretary, 3850 Hamlin Road, Auburn Hills, Michigan 48326 not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder who wishes to have a nomination considered at the 2014 annual meeting must deliver the required materials between December 25, 2013 and January 24, 2014.

The specific procedures by which stockholders may recommend nominees are set forth in Article II, Sections 7 and 8 of the Company's By-laws. The Company's By-laws require, among other things, that director nominees disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including the board's nominees) complete a questionnaire regarding the nominee's background, qualifications and conflicts of interest; and that stockholders proposing business disclose economic interests, including interest in the Company as a result of derivative instruments.

Assuming that the required information and material is provided for candidates recommended by stockholders, the Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members. The General Counsel will review the information and provide to the Chairman of the Corporate Governance Committee an assessment of the candidate's independence, freedom from conflicts of interest and general suitability. If the Chairman of the Corporate Governance Committee decides to submit the candidate to the entire Corporate Governance Committee, each member will receive the candidate's background information and will be afforded an opportunity to interview the candidate.

In considering whether to recommend to the full board any candidate for inclusion in the board's slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

•	the highest personal and professional ethics, integrity and values;

•	demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company;

•	ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company;

•	active, objective and constructive participation at meetings of the board and its committees, with flexibility in approaching problems;

•	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;

•	stature to represent the Company before the public, stockholders and various others who affect the Company;

•	involvement only in activities and interests that do not create a conflict with the director's responsibilities to the Company and its stockholders;

•	willingness to objectively appraise management performance in the interest of the stockholders;

•	interest and availability of time to be involved with the Company and its employees over a sustained period;

•	ability to work well with others, with deep and wide perspective in dealing with people and situations, respect for the views of others;

•	a reasoned and balanced commitment to the social responsibilities of the Company;

•	contribution to the board's desired diversity and balance;

•	willingness of independent directors to limit public company board service to 4 or fewer boards (any exceptions would require Corporate Governance Committee approval);

•
willingness to tender, promptly following the annual meeting at which they are elected or re-elected as Director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) board acceptance of such resignation; and

•	willingness to provide all information, including completion of a questionnaire, required by the Company's By-laws.

The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, backgrounds and experience with respect to vision, strategy and leadership, business judgment and knowledge, corporate governance, accounting and finance, global markets and industry knowledge. If the Corporate Governance Committee determines that a stockholder-nominated candidate is suitable and that the candidate should be recommended to the full board, a quorum of the full board must discuss whether to include the candidate in the slate of nominees that the board recommends to stockholders for election and, if appropriate, adopt a resolution authorizing the inclusion.

You may send communications to your Board of Directors and to individual directors. Such communications should be submitted in writing addressed to your Board of Directors or to one or more named individual directors in care of BorgWarner Inc., General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326. Communication from stockholders will be forwarded promptly to your Board of Directors or such named individual director.

Special Succession Planning Committee. A Special Succession Planning Committee (the “Special Committee”) was created by the Board of Directors in July, 2011 to formulate, establish, oversee and direct a process for the identification of candidates for, and to recommend, a successor to Mr. Manganello as CEO. The Special Committee consisted of Directors Drummond, Michas, Novak and Schaum. The Special Committee met frequently, hired an independent consultant, and provided information and recommendations concerning CEO succession and Chief Financial Officer ("CFO") succession to the full Board of Directors.

Executive Committee.  The present members of the Executive Committee are Directors Drummond, Michas and Manganello. Mr. Verrier will replace Mr. Manganello on the Executive Committee effective April 24, 2013. The Executive Committee is empowered to act for the full board during intervals between board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during 2012.

Executive Sessions.  The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the board. Lead Director Michas is the current presiding director and will become Non-Executive Chairman effective April 24, 2013. Interested parties can make concerns known directly to the non-management directors on-line at www.mysafeworkplace.com or by toll-free call to 1-800-461-9330.

Certain Relationships and Related Transactions, and Director Independence

The Company has adopted a written policy concerning Related Party Transactions under which the CEO is responsible for review, disapproval or approval or ratification of any Related Person Transactions in which an Executive Officer or Immediate Family Member of an Executive Officer (in either case, other than the CEO) has a material interest, and the Corporate Governance Committee is responsible for review, disapproval or approval or ratification of any Related Person Transactions in which a director, nominee for director or the CEO or Immediate Family Member of any of them has a material interest.

REPORT OF THE BORGWARNER INC. AUDIT COMMITTEE

Management of your Company is responsible for the preparation, presentation and integrity of your Company's consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company's internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP (“PwC”) was the independent registered public accounting firm for the Company in 2012 and was responsible for performing independent audits of your Company's consolidated financial statements and of the design and effectiveness of internal controls over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles, generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is responsible for the selection, oversight, compensation and retention of the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC, the audited consolidated financial statements for the year ended December 31, 2012. The Audit Committee also has discussed with PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Interim Auditing Standard AU Section 380, “Communication with Audit Committees”. The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant's communications with the Audit Committee concerning independence, and has discussed with PwC their independence. The Audit Committee has concluded that PwC's provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Audit Committee to discuss any matters desired, and the Vice President of Internal Audit presented an update of internal audit activity at each Audit Committee meeting.

The members of the Audit Committee are not full-time employees of your Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company's auditors are “independent”.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee's charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. It also recommended to the board that, subject to stockholder ratification, PwC be selected as the independent registered public accounting firm for the Company for 2013.

BORGWARNER INC. AUDIT COMMITTEE

Ernest J. Novak, Jr. Chairman

Dennis C. Cuneo John R. McKernan, Jr. Thomas T. Stallkamp

The Audit Committee Report does not constitute soliciting material. It is not considered filed by the Company and shall not be incorporated by reference into any of its other filings under the Securities Act or the Exchange Act unless we state otherwise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 15, 2013, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company's common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	6,869,122(a)	5.86%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	6,428,179(b)	5.49%

(a)
Pursuant to a Schedule 13G/A dated February 11, 2013 on behalf of The Vanguard Group, Inc. indicating that it had sole voting power for 201,446 shares, sole dispositive power for 6,674,976 shares, and shared dispositive power for 194,146 shares.

(b)	Pursuant to a Schedule 13G/A dated February 8, 2013 on behalf of BlackRock, Inc. indicating that it had sole voting and dispositive power for 6,428,179 shares.

The following table sets forth, as of March 1, 2013, certain information regarding the beneficial ownership of common stock by each person who was a director of the Company at December 31, 2012, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner(a)	Amount and Nature of Stock Ownership(b)(c)	Percent of Class
Timothy M. Manganello	1,051,684 (d)	*
Robin J. Adams	439,753(e)	*
James R. Verrier	61,998	*
Ronald T. Hundzinski	69,491	*
John G. Sanderson	101,204	*
Phyllis O. Bonanno	21,045	*
David T. Brown	4,115	*
Jan Carlson	2,379	*
Dennis C. Cuneo	7,572	*
Jere A. Drummond	21,668	*
John R. McKernan, Jr.	6,712	*
Alexis P. Michas	79,682	*
Ernest J. Novak, Jr.	20,068	*
Richard O. Schaum	18,766	*
Thomas T. Stallkamp	18,372 (f)	*

All directors and executive officers of the Company (25 persons)	2,229,305	1.92%

*	Represents less than one percent.

(a)	For purposes of the above table, the address for each named person is 3850 Hamlin Road, Auburn Hills, Michigan 48326.

(b)
Includes the following number of shares issuable upon the exercise of options within the next 60 days: 83,460 for Mr. Adams; 39,550 for Mr. Hundzinski; 214,840 for Mr. Manganello; and 407,252 for all directors and executive officers of the Company.

(c)
Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(d)
Includes 258,562 shares of common stock issuable upon the conversion of restricted stock units granted to him under the August 3, 2007 Recognition and Retention Grant; and 110,030 shares held in trusts, for which Mr. Manganello shares voting and investment power.

(e)	Includes 84,554 shares held in a trust, for which Mr. Adams' adult son is trustee. Mr. Adams disclaims beneficial ownership of these shares.

(f)	Includes 15,492 shares held by a spousal lifetime access trust, for which Mr. Stallkamp's wife is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based on information provided to the Company by each director and executive officer, the Company believes all such reports required to be filed in 2012 were timely filed.

Code of Ethics

The Company has long maintained a Code of Ethical Conduct which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company's CEO, CFO, Treasurer and Controller. Each of these codes is posted on the Company's website at www.borgwarner.com.

Risk Oversight

Our Board of Directors regularly and continually receives information intended to apprise the board of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management assesses the degree to which risk management is integrated and continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The board actively encourages management to continue to drive this evolution. In 2012, the Board of Directors endorsed the Company's continued enhancement of its enterprise risk management governance infrastructure, processes, integration, communications and sustainability.

While the Board of Directors has responsibility for oversight of the Company's risk management practices, the Audit, Compensation and Corporate Governance Committees of the board contribute to the risk management oversight function. In particular, the Audit Committee focuses on financial risk, including internal controls and receives risk assessment and management reports from the Company's internal Enterprise Risk Management Committee and from the Company's internal audit function. The members of the Risk Committee (the Company's Controller, Treasurer, Vice President of Internal Audit, Director of Risk Management, Vice President and Chief Compliance Officer, Vice President and Chief Information Officer and business operations leaders) and members of the internal audit function have direct access to the Audit Committee and Board of Directors. The Audit Committee receives, reviews and discusses regular reports from them concerning risk identification and assessment, risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company's strategy and are functioning as expected. In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company's long term business strategy and objectives. The Corporate Governance Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

To meet its obligations under the SEC's Enhanced Disclosure Rules, the Company undertook a process, reviewed by the Compensation Committee, to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. The Company concluded that it is not likely that its compensation programs will have such an effect.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Although 2012 was a year of significant economic challenges in Europe, the Company achieved a third consecutive year of record sales along with strong earnings in 2012. As a result of this continued financial success, maximum results were achieved at the Corporate level for the Economic Value ("EV") measure under our Management Incentive Plan ("MIP") for the year. Maximum results were also achieved by the Engine and Drivetrain business groups.

The last three years of financial success have resulted in strong returns for our stockholders. The Company's three-year total stockholder return ("TSR") of 116% ranked above the 90th percentile when compared to the 46% weighted average TSR of our Peer Group Companies (as defined on page 35), which are set forth on page 35. Consistent with this outstanding achievement, our Compensation Committee certified that the maximum number of Performance Shares was earned and awarded to participants, including the Named Executive Officers ("NEOs"), for the three-year period ended in 2012 under the long-term incentive program described on pages 27 and 28.

Our Compensation Committee reviews the elements of compensation against the market each October using the Comparator Group set forth on page 29. The stabilization in the global economy over the last several years continued to have a positive impact on compensation both in the automotive and general industries. Survey data showed an increase in all components of compensation. The results of this review and the continued growth and financial success of the Company led to the following actions by the Compensation Committee:

•	Approval of increases to base salaries for NEOs in 2012 and a plan to increase base salaries again in 2013 consistent with the market data.

•
Approval of target bonus opportunities for our NEOs for 2012 and 2013 that were aligned with the 65th percentile of the market data in support of our performance-based compensation philosophy. The bonus opportunity of certain NEOs is below the market data as they are new to their roles.

•
Establishment of long-term incentive grants for 2012 to maintain competitive positioning. Additional long-term incentive grants were made during 2012 as a result of promotions for certain NEOs. Grant levels for 2013 were established at the 65th percentile of the market data based on the data reviewed in October 2012. The 2013 long-term incentive grants approved for certain NEOs are also below the market data because they are new to their roles.

    The Company entered into the later stages of a planned succession among its senior leadership as the Chairman and CEO became Executive Chairman on January 1, 2013. Additionally, the Executive Chairman, as well as the Vice Chairman and CAO, plan to retire near the end of April 2013. In light of these changes, the Compensation Committee took the following actions in November 2012:

•	Approval of a reduced base salary and long-term incentive grant level for the Executive Chairman effective January 1, 2013.

•
Approval of retirement compensation arrangements for the Executive Chairman and the Vice Chairman and CAO, in recognition of their significant achievements and contributions to the success of the Company. Each of them will be eligible for a full 2013 bonus opportunity, at a reduced value when compared to 2012, and will each receive a special lump sum payment in November 2013 as detailed in the Potential Payments Upon Termination or Change of Control section on page 30. In addition, the forfeiture provisions of any existing restricted share or performance share grants previously issued under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan will be waived.

2012 was the second year in which stockholders provided an advisory vote regarding the Company's executive compensation practices. The Compensation Committee and Management were pleased that over 97% of the votes received supported those practices. The Compensation Committee believes that this affirms stockholders' support of the Company's approach to executive compensation. In light of those results, and the belief that the current compensation practices continue to support outstanding performance, the Compensation Committee did not significantly change its policies in 2012. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs. In recognition of a previous stockholder vote regarding the frequency of future advisory votes on executive compensation, such votes will continue to be held annually.

Our Compensation Committee and Management continue to believe that the Company's pay practices and performance based philosophy are effective. The Company's incentive compensation is related to performance over one-year and three-year horizons. The Company's TSR over those time frames has typically been among the top of our Peer Group Companies and has generally outperformed the S&P 500. The overall compensation of our CEO and other NEOs has been reflective of that performance. Year over year changes in the total compensation of our NEOs has been aligned with the Company's three-year TSR results.

Highlights of the Compensation Programs

Compensation Philosophy - The Company's executive compensation program is predominantly performance based, with approximately 75% of total compensation tied to short and long-term incentives; mainly driven by the creation of economic value and total stockholder return. While base compensation is targeted at the median of comparator companies, performance based compensation is targeted at the 65th percentile. We believe that this philosophy has allowed us to attract and retain top talent and to motivate exceptional performance, which has consistently placed us in the top quartile of automotive suppliers in TSR.

Base Salary - Base salary levels are targeted at the median of a comparator group of companies with whom we compete for talent. We believe that targeting the median in setting base salary allows us to remain competitive for talent, while targeting slightly above median on performance based components of pay allows us to attract and retain top talent.

Short-Term Incentives (MIP) - Creating economic value for our stockholders is the foundation upon which we operate and is the focus of our annual incentive program.

Long-Term Incentives ("LTI") - The primary compensation vehicle utilized under our LTI plan is performance shares (two-thirds of the total value). The performance measure utilized - TSR versus our industry peer group - provides an incentive for our executives to outperform our peers and provide maximum return to our stockholders. Under this design, target compensation is paid when 65th percentile performance is achieved over a three-year period as compared to our peers. The remaining one-third of our annual grants is comprised of restricted stock, which also incents and rewards executives to improve the long term stock value to stockholders. Both vehicles serve as retention tools as they fully vest after three years.

Stock Ownership - In further alignment with stockholders' interests, our executives are expected to hold a significant and sustained long-term personal equity interest in the Company. The CEO ownership guideline of three times average salary plus bonus for the prior three years equates to more than six times annual base salary.

Compensation Philosophy

In 2012, our Compensation Committee maintained our underlying executive compensation objectives, which are to:

•	attract and retain the best possible global executive talent,

•	motivate our executives to achieve goals that support the Company's business strategy and goals (including growth and the creation of long term value) while not encouraging excessive risk taking,

•	link executives' and stockholders' interests through equity-based incentive plans, and

•	provide a compensation package that reflects individual performance as well as overall business results.

Our Compensation Committee performs a strategic review of our executive officers' compensation at least annually. During this review, our Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our intention to pay for performance, our business strategies, competitive realities and our board's determination of what is in the best interests of stockholders. Our Compensation Committee then determines whether our compensation programs are meeting these objectives, providing adequate incentives and motivation to our executive officers and adequately compensating our executive officers relative to comparable officers in other companies with whom we compete for executives. As part of this strategic review for 2012, our Compensation Committee determined the compensation of our then 14 corporate officers including our then CEO, our then CFO and the three other officers whose compensation is detailed in the Summary Compensation Table on page 33 (the “NEOs”).

For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our CEO, our Compensation Committee considers recommendations from our CEO. At the request of the Compensation Committee, materials for Compensation Committee meetings are prepared by our Vice President, Human Resources, with assistance from the independent compensation consultant engaged by the Committee, Meridian Compensation Partners, LLC (the “Compensation Consultant”) in 2012. Our Compensation Committee's strategic review for the upcoming plan year occurs annually in October during an extended meeting session. The Committee consults with our CEO during these sessions regarding the compensation of our non-CEO officers.

Components of Compensation

The key elements of our executive compensation program are base salary, short-term (annual) incentives and long-term incentives (three years). We strive to have each compensation element complement the others and reward the achievement of short-term and long-term business objectives. In 2012, the primary short-term incentive vehicle used was the MIP, and the primary long-term incentive vehicles used were performance shares and restricted stock. However, in order to keep our compensation programs in alignment with our compensation objectives and our strategic business goals, and to meet changing economic conditions and competitive challenges and pressures, we maintain flexibility in the use of these plans and vehicles. Additionally, a limited number of executive benefits and perquisites are used based on competitive practices.

Base Salary

Base salaries for our executives are established based on the scope of the executive's responsibilities, time in position and potential, the competitive market and internal equity.  When considering market competitive base salaries we target the median level among the comparator companies. Base salaries are reviewed annually, and adjusted as appropriate to realign salaries with market levels after taking into account individual responsibilities, individual and business unit performance, and experience.

Short-Term Incentives

The MIP is our cash-based, annual incentive plan for executives.  The primary purposes of the MIP are to: (i) focus key managers on creating EV (defined below) for the Company; (ii) reinforce teamwork and collaboration among key managers of the Company by measuring the management team at each business by the results they achieve together; (iii) deliver competitive awards for key managers when EV objectives are achieved or surpassed; and (iv) attract and retain key managers by enabling participants in the MIP to share in the success of the Company.  Consequently, we use EV as our standard performance measure because we consider EV to be the foundation on which we operate and a very dynamic measure of how well we turn investments into profits. It is based on our belief that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital or pay interest on debt and provide the required return to its stockholders. We consider any amount that exceeds these requirements to truly be additional economic value.

Although the MIP is an annual plan, due to the carryover feature described below, targets are established for three years at a time. The 2012 plan year was the third year under EV targets the Committee established at the end of 2009 for the 2010 - 2012 three-year cycle.

Methodology. The formula used in the MIP is: EV = After-Tax Operating Income minus (Average Operating Investment x Cost of Capital). We define “After-Tax Operating Income” as income prior to interest and finance charges net of income taxes calculated at a fixed composite statutory rate. We define “Average Operating Investment” for each business unit as the sum of the assets employed in the business less operating liabilities such as accounts payable accruals and long-term liabilities other than debt. We define “Average Operating Investment” for the Company to be the sum of debt, minority interest, and stockholders equity less cash and cash equivalents and 1987 leveraged buy-out (“LBO”) related goodwill. We define “Cost of Capital” as the rate of return on capital invested required to compensate debt and equity investors.

Actual performance under our MIP is measured annually from January 1 to December 31. Our Compensation Committee determines any earned MIP bonuses for any given fiscal year after review of the actual performance in relation to pre-established targets for that fiscal year. Bonuses are typically paid in a single installment in the first quarter following the completion of a given fiscal year.  Although annual bonuses currently depend primarily on the achievement of EV objectives, our Compensation Committee may adjust bonus measures and awards based on other financial or non-financial measures that it believes will benefit long-term stockholder value.

We require each of our businesses to increase its economic value annually in order to receive above threshold levels of payout. Accordingly, a range of performance expectations (Threshold, Target and Maximum) is recommended by management and reviewed and approved by our Compensation Committee, three years at a time, for our Company and each of our businesses. At the time the performance expectations are established, there is substantial uncertainty as to whether they will be met.  Generally, the Threshold for each of the three years is established at a level that is greater than or equal to the EV achieved in the last year of the preceding three year period.  In each of the second and third years of the three-year cycle, the Threshold value remains constant and the Target and Maximum values are adjusted upward each year by a percentage of the operating investment (“OI”) at the beginning of the three year cycle.

Our Compensation Committee determined that for the 2010-2012 cycle the following EV-based performance objectives represented realistic stretch goals that were calibrated to motivate continued excellent performance and delivery of stockholder value.  This plan also addresses overall competitiveness of compensation, which is critical to attraction and retention of talent.

2010 - 2012 Cycle EV Levels

	2010	2011	2012
Threshold	Base EV	Base EV	Base EV
Target	Base + 0.5% of OI	Base + 1% of OI	Base + 1.5% of OI
Maximum	Base + 1% of OI	Base + 2% of OI	Base + 3% of OI

Because the performance objectives under our MIP are determined three years at a time rather than annually, our MIP challenges our executives and compels our key managers to find ways to generate and sustain economic growth over an extended period.  Over the last seven years, results above Target have been achieved just over half of the time reflecting the challenging nature of the targets.

In order to encourage longer-term perspective in decision-making while continuing to reward participants for the achievement of annual goals, our MIP includes a “Carryover Bonus” feature that allows participants to earn, over the following two-year period, any MIP bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Thus, if the Maximum bonus opportunity is not earned in a given year, then the amount of the shortfall can be earned over the next two years (50% each year) by achieving results each year that are higher than the prior year.  However, no Carryover Bonus from a prior year is earned if the Threshold level of performance for the current year is not achieved. For example, if an individual was part of a unit that achieved results at Threshold in year one, that individual would carry over the lost dollar opportunity between Threshold and Maximum into years two and three (50% each year).  If in year two that individual's unit achieved Maximum results, he would be paid 50% of that lost opportunity from year one.  If in the subsequent year three, his unit's performance was below Threshold, he would lose the other 50% of the original carryover from year one.  Because the carryover opportunity is available in addition to the basic bonus opportunity for the next two years, in a given year, the Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.

Bonus Opportunity. Based on our compensation philosophy, in November 2011, for the 2012 plan year, our Compensation Committee approved Target bonus opportunities ranging from 75% to 135% of base salary for our NEOs.  (See Grants of Plan-Based Awards table on page 34). Our NEOs receive 50% of the Target opportunity for achieving Threshold performance and 200% of the Target opportunity for achieving Maximum performance or above.  Results in between these levels are interpolated.  In November 2012, our Compensation Committee approved the Target bonus opportunities for our executive officers for 2013.  These Target bonus opportunities again range from 75% to 135% of base salary for our NEOs. In order to place greater importance on financial performance-based compensation, the Target bonus opportunities generally reflect the approximated 65th percentile of annual bonus levels for similar positions in the Comparator Group. The final bonus amounts paid, if any, are determined by our Compensation Committee based on achievement of the performance measures.

The bonus opportunity for each NEO is further defined by unit, group and Corporate results as applicable.  The Compensation Committee's objective for the Presidents is to assign the largest percentage of the bonus opportunity to the individual business group or unit for which the executive has responsibility, while also promoting collaboration within and between business groups.

For our NEOs, the 2012 bonus opportunities were weighted as follows:

	BorgWarner Inc.	Business Group	Business Unit
T. Manganello, then CEO	100%
R. Adams, Vice Chairman, EVP and CAO	100%
J. Verrier, then COO	100%
R. Hundzinski, CFO	100%
J. Sanderson, President, Business Strategy	100%

Long-Term Incentives

We believe that long-term performance is driven through an ownership culture that rewards our executives for the maximization of long-term stockholder value. Our long-term incentive plans have been established and operated to provide certain of our employees, including our NEOs, with appropriate incentives to help align their interests with the interests of our stockholders. In order to strengthen this alignment and provide our executives the opportunity for above market compensation when our stockholders are similarly rewarded, long-term incentive compensation levels are targeted at the 65th percentile of the market level. Furthermore, our stock compensation plans have provided a method for our NEOs to acquire equity interests in our Company and comply with our stock ownership guidelines.

Stock Incentive Plan. All long-term incentive grants awarded in 2012 (two-thirds performance shares and one-third restricted stock) were awarded under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (the “SIP”). Although the SIP provides for the use of a variety of equity-related vehicles, our Compensation Committee determined in 2012 to rely primarily on grants of restricted stock and performance shares in order to motivate and reward executives for growth in total stockholder return as compared to our industry (in the case of performance shares) and officer retention and growth in the Company's stock price (in the case of restricted stock and performance shares).

As discussed above, the target awards (in dollars) for our executives are typically based on the 65th percentile market value that reflects the responsibility of each NEO, with grant sizes (in shares) based on a valuation methodology calculated by the Compensation Consultant.  This methodology is the same one used by the Compensation Consultant in its market study to value equity compensation consistently between companies.

In 2012, two-thirds of total value of the target long-term incentive opportunity was delivered through performance shares and one-third of total value was delivered through restricted stock. Due to the significant challenges in the automotive industry, our Compensation Committee determined to place the greater emphasis on performance shares because of its belief that this long-term incentive vehicle provides a more direct comparison of our longer term performance to the longer term performance of our peers within our industry, while firmly aligning our executives' interests with the interests of our stockholders (see further discussion of the performance shares below).

Performance Shares.  Annual grants of performance shares are designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against a peer group of companies in terms of TSR. A listing of the Peer Group Companies can be found on page 35.  Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance. When granted, each performance share represents one share of common stock.  In order for participants to earn a target award, the performance of our common stock must be at the 65th percentile of the TSR performance of the Peer Group Companies over a three-year period. The value of the payout at the end of the three-year performance period is based on both the TSR performance and the stock price at the end of the period. This provides an additional link to stockholder value.

A new performance period begins each January 1 and ends three years later on December 31. As a result, in any given year up to three performance periods overlap.

The target award is determined at the beginning of the performance period. The award is expressed in terms of performance shares.  Our Compensation Committee established a methodology in 2007 for determining the stock price to be used for converting the target dollar amount to a specific number of shares.  This was established in order to provide consistency in the method of determining the stock price to be used from year to year.  The methodology uses the average closing price of the Company's common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period. The actual shares awarded for 2012 are detailed on page 34 in the Grants of Plan-Based Awards table. The final value of each performance share will be determined only after the close of the performance period. There is no annual vesting of the target awards under this plan.

For grants made in 2012, the actual number of performance shares earned at the time of payout ranges from 0% to a maximum of 200% of target, depending on our TSR performance at the end of the three-year period. For grants made in 2012, the Company's TSR will be compared to the weighted average TSR of the Peer Group Companies. This approach takes into account the relative size of the Peer Group Companies. The actual number of performance shares paid at the end of the three-year period will be determined based on the following scale.

Performance Share TSR Performance/Payout Table

Relative Increase in BorgWarner TSR vs. Peer Group	BorgWarner's Relative Increase Percentile Rank	Percent of Target Number of Performance Shares Earned
<81.3%	Below 25th percentile	0.000%
81.3%	25th percentile	25.000%
87.5%	35th percentile	43.750%
100.0%	50th percentile	71.875%
112.5%	65th percentile	100.000%
118.8%	75th percentile	140.000%
141.1%	90th percentile and above	200.000%

For example, if the Company's TSR increases at the same rate as the Peer Group Companies, the relative increase would be 100%. This represents a 50th percentile rank and would result in 71.875% of the target number of shares awarded to be paid. Interpolation is used to determine the percent of performance shares when our percentile rank does not fall directly on one of the ranks listed in the above.

Payment of earned performance shares is made in stock in order to facilitate ownership of our common stock by our executives. The shares of stock are typically delivered shortly after our Compensation Committee certifies the results, which has traditionally occurred during the first quarter after the three-year cycle has ended.

Restricted Stock and Stock Units. The granting of restricted stock and stock units in the overall executive compensation package serves multiple purposes. They incent and reward executives for improving the long term stock value to stockholders and are retention tools. In 2012, restricted stock was granted in February to our executives based in the U.S., as has been our traditional practice. Restrictions on one-half of the shares granted will lapse on the second anniversary of the grant and the restrictions on the remainder of the shares granted will lapse on the third anniversary of the grant provided that the recipient is still employed by the Company. Our executives based outside the U.S. received stock units instead of restricted stock grants in February 2012. One-half of the stock units granted will vest on the second anniversary of the grant and the remaining one-half will vest on the third anniversary of the grant, provided that the recipient is still employed with the Company. Stock units are utilized outside the U.S. in order to provide similar tax treatment to the recipients as restricted stock holds for U.S. executives. Prior to vesting, the recipient has no rights as a stockholder associated with the stock units.

Compensation Benchmarking

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. However, benchmarking is not the only criterion used in compensation decisions.  Other factors such as internal equity, individual and business performance, retention, and the degree of alignment between job duties of the incumbent with the benchmark job description are also considered.  For example, in instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation in excess of these benchmarks.

Our Compensation Committee annually engages an independent executive compensation consultant. For 2012, Meridian was selected. The Compensation Consultant compares the total compensation levels (including base salary, annual bonus, and long-term incentives) for our executive officers to the compensation practices of a comparator group with whom we compete for talent. Our Compensation Committee has established that the comparator group (“Comparator Group”) used for benchmarking executive officer compensation should, generally, include companies with revenues between $1.5 billion and $15 billion in the automotive, transportation and general industrial sectors. One of the companies, Johnson Controls Inc., has revenues in excess of $15 billion but is included because it is an industry comparator and is included in the Peer Group Companies used for TSR purposes. There were no changes to the Comparator Group for 2012. The group used for establishing 2012 compensation levels consisted of the following companies:

American Axle & Manufacturing Holdings, Inc.	ITT Corporation
AMSTED Industries, Inc.	Johnson Controls, Inc.
BAE Systems, Inc.	Kennametal Inc.
Ball Corporation	Meritor, Inc.
Brunswick Corporation	Navistar International Corp.
Cooper-Standard Holdings Inc.	PACCAR Inc.
Cummins Inc.	Parker Hannifin Corporation
Daimler Trucks North America LLC	Polaris Industries Inc.
Dana Holding Corporation	Praxair, Inc.
Denso International America, Inc.	Robert Bosch Corporation
Donaldson Company, Inc.	The Sherwin-Williams Company
Dover Corporation	Tenneco Inc.
Eastman Chemical Co.	The Timken Company
Eaton Corporation	TRW Automotive Holdings Corp.
Federal-Mogul Corporation	Valmont Industries, Inc.
Harley-Davidson, Inc.	Worthington Industries, Inc.
Illinois Tool Works Inc.

Due to differences in size among the comparator companies, regression analysis is used to normalize the survey results to better reflect the size of our Company relative to that of the comparator companies.

Use of Tally Sheets

Tally sheets prepared by management set forth the amount of all components of each executive's current compensation including base salary, annual incentive compensation, long-term equity incentive compensation and retirement, and a historical review of prior long-term incentive grants. In October 2012, the Compensation Committee reviewed compensation tally sheets for each executive officer, including the NEOs. The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each NEO in Potential Payments Upon Termination or Change of Control on page 40. This analysis did not suggest the need for any material changes to our executive compensation program or its administration and it did not prompt the Committee to make any substantive changes to any compensation elements for any of the NEO. The Committee expects to review updated tally sheets on an annual basis.

Executive Benefits and Perquisites

General. Our NEOs are eligible to participate in all of our employee benefit plans (such as medical, dental and vision care plans; flexible spending accounts for health care; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a defined contribution retirement plan including a 401(k) feature; and paid time off), in each case on the same basis as our other employees. The retirement plans described on pages 37-39 are provided to all employees and executives in order to permit them to accumulate funds for retirement and to provide a competitive retirement package as compared to other companies. Our benefit plans outside the U.S. are generally consistent with local practices.

An executive benefit available to our NEOs in 2012 was the BorgWarner Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”). This is the same plan generally available to U.S.-based employees who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan ("RSP") within the year.  All of our NEOs received Company contributions under the Excess Plan in 2012.  See further descriptions of this plan on pages 38 and 39 under the Non-Qualified Deferred Compensation section.

The benefits and perquisites we provide our executives are currently at or below median competitive levels for comparable companies. Executive perquisites for the NEOs are limited to a taxable annual perquisite allowance in lieu of awarding individual perquisites such as a company vehicle and financial planning service. A lower perquisite allowance is paid to executives who retained a Company leased vehicle under the prior policy until the current three-year lease expires. No tax gross-ups are provided on benefits or perquisites.

Pension Benefits.  Except as described in the Pension Benefits table below on pages 37 and 38, none of our NEOs participate in or have account balances in any of the qualified or non-qualified defined benefit pension plans sponsored by us.

Potential Payments Upon Termination or Change of Control

Change of Control Employment Agreements.  We have entered into Change of Control Employment Agreements (the “Change of Control Agreements”) with each of our Named Executive Officers and 18 other executives. In establishing the Change of Control ("COC") Agreements, our Board of Directors determined that it is in the best interests of the Company and its stockholders (i) to assure that we maintain the continued dedication of our NEOs in the event of the possibility or occurrence of a COC, and (ii) to diminish the inevitable distraction of our NEOs by virtue of the personal uncertainties and risks created by a pending or threatened COC by agreeing to provide two to three years of compensation (depending on position) if the executive's employment is terminated as a result of a COC. See pages 40 and 41 for further details of the COC Agreements for our NEOs. In order to reflect evolving trends in executive compensation and governance, at the recommendation of management, our Board of Directors approved changes to the standard COC Agreement. These changes, which apply to all COC Agreements issued beginning in 2009, (i) eliminate the excise tax gross-up provisions, (ii) condition the receipt of certain benefits in the event of a COC on the execution of a non-compete agreement with the executive and (iii) incorporate a clause that allows an executive to forego a portion of benefits in the event that the excise tax would otherwise be triggered. Following the retirement of our Executive Chairman and our Vice Chairman and CAO, our remaining NEOs will be covered by the revised Change of Control Agreement.

Severance Benefits. Each of our U.S.-based NEOs is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan (“TIP”). The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service (with a maximum benefit of 26 weeks of base salary, adjusted for unemployment benefits) and medical coverage. In no event would a U.S.-based NEO receive a payment under both the COC Agreement and the TIP.

Special Retirement Arrangements. The Compensation Committee authorized special lump sum payments to be made following the retirement of our Executive Chairman and Vice Chairman and CAO in April 2013 in recognition of their significant contributions to the long-term success of the Company. In November 2013 they will receive cash payments of $700,000 and $370,000, respectively.

As a result of the retirement of our President of Business Strategy at the conclusion of the fiscal year, the Compensation Committee approved the vesting of a prorated portion of his outstanding restricted shares as of

December 31, 2012 and allowed him to retain all of his outstanding performance shares for the 2011-2013 performance period and a prorated portion of his performance shares for the 2012-2014 performance period. The restricted shares which vested on December 31, 2012 are reflected in the Option Exercises and Shares Vested table on page 37.

Stock Ownership Guidelines

In order to promote equity ownership and further align the interests of our management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company. Our stock ownership guidelines, which apply to all of our officers including our NEOs, are as follows:

Position	Stock Ownership Guideline
CEO	Three times average salary plus bonus for prior three years
Vice Chairman, CFO, COO and Presidents	Two times average salary plus bonus for prior three years

The CEO ownership guideline, assuming a target bonus, equates to more than six times the annual base salary.

Each of our NEOs is expected to fulfill this goal within five years after his or her appointment as an officer. Moreover, enough stock must be secured during each of the first five years to demonstrate progress toward fulfilling the goal by year five. Our Compensation Committee reviews the ownership level for our CEO and all other persons covered under this guideline each year. Our Board of Directors reserves the right to determine what action will be taken if a covered individual does not meet the expected ownership guidelines. All of our NEOs met the expected stock ownership guidelines in 2012.

Our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call or other option on BorgWarner securities and from selling any BorgWarner securities he or she does not own (i.e., “selling short”).

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (“IRC”) generally limits to $1 million the U.S. federal deductibility of compensation paid in one year to certain “covered employees” of a publicly held corporation (generally, our CEO, CFO and our next three most highly compensated executive officers in the year that the compensation is paid). However, performance-based compensation generally is not subject to the limits on deductibility so long as it meets certain requirements. Our compensation plans are generally designed so that our incentive compensation qualifies as performance-based compensation within the meaning of Section 162(m).

Our Compensation Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), strives to provide our NEOs with compensation programs that preserve the tax deductibility of compensation paid by the Company, consistent with our strategic business goals and other compensation objectives. Our Compensation Committee believes that stockholder interests are best served by compensation programs that attract, retain and reward the executive talent necessary for our success. Accordingly, the Committee has discretion and flexibility in structuring our compensation programs, and, in any year, may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation will enable us to better achieve our strategic business goals, promote the interests of our stockholders and meet compensation objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jere A. Drummond, Chairman
Phyllis O. Bonanno
David T. Brown
Jan Carlson

The Compensation Committee Report does not constitute soliciting material.  It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jere A. Drummond, Chairman, Phyllis O. Bonanno, David T. Brown and Jan Carlson. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee or the Company's Board of Directors. No executive officer of the Company served as a director of another entity, or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello (3)	2012	1,226,250	—	6,380,383	—	3,375,000	—	774,464	11,756,097
Executive Chairman
	2011	1,141,250	—	4,869,636	—	3,718,000	—	940,922	10,669,808
	2010	1,100,000	—	5,339,285	—	5,005,000	—	616,237	12,060,522

Robin J. Adams	2012	635,812	—	3,057,009	—	1,430,000	—	353,895	5,476,716
Vice Chairman, Executive
Vice President, and	2011	586,188	—	1,825,638	—	1,601,775	—	417,403	4,431,004
Chief Administrative	2010	565,000	—	2,002,343	—	2,076,375	—	253,700	4,897,418
Officer
James R. Verrier (4),(5),(6)	2012	520,159	—	1,534,080	—	929,300	25,314	186,927	3,195,780
President, Chief Executive
Officer	2011	337,188	—	547,772	—	571,094	—	158,671	1,614,725

Ronald T. Hundzinski (7)	2012	397,154	—	1,237,700	—	595,800	—	117,741	2,348,395
Vice President and
Chief Financial Officer

John G. Sanderson	2012	491,250	—	1,409,047	—	900,000	—	197,436	2,997,733
Executive Vice President
and President, Business	2011	465,000	—	1,156,202	—	1,051,250	—	189,603	2,862,055
Strategy	2010	465,000	—	1,101,446	—	1,006,250	—	108,536	2,681,232

(1) The aggregate values in columns (e) and (f) reported for 2012, 2011, and 2010 represent the grant date fair market value ("FMV") of the awards noted in the Grants of Plan-Based Awards Table. Assuming maximum performance levels are achieved for the 2012-2014 Performance Share Plan, the maximum value of all stock awards granted would be $10,821,007 for Mr. Manganello, $5,436,375 for Mr. Adams, $2,600,276 for Mr. Verrier, $2,101,208 for Mr. Hundzinski, and $2,386,297 for Mr. Sanderson based on FMV at the time of grant.
(2) The values in column (g) reflect payments made under the MIP, including Carryover Bonus payments. The 2012 plan year payout, paid in February 2013, does not include any Carryover Bonus payment as there is no Carryover to be earned from prior plan years. The 2011 plan year payout, paid in February 2012, includes a Carryover Bonus payment of $715,000 for Mr. Manganello, $296,625 for Mr. Adams, $59,219 for Mr. Verrier, and $169,250 for Mr. Sanderson. The 2010 plan year payout, paid in February 2011, includes a Carryover Bonus payment of $2,145,000 for Mr. Manganello, $889,875 for Mr. Adams, and $169,250 for Mr. Sanderson.
(3) Mr. Manganello became Executive Chairman effective January 1, 2013; during 2012 he was Chairman and CEO.
(4) Mr. Verrier became CEO effective January 1, 2013. He was President, Morse TEC from January 1, 2012 through March 27, 2012 and COO from March 28, 2012 through December 31, 2012.
(5) Mr. Verrier first became a NEO in 2011, therefore no data is reflected for the prior year.
(6) The change in Pension Value for 2012 for Mr. Verrier was converted from Pounds to US Dollars using an exchange rate of 1 Pound = 1.5845 US Dollars, which is a periodic average rate for 2012.

(7) Mr. Hundzinski first became a NEO in 2012, therefore no data is reflected for the prior years.

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs. All of our NEOs exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our NEOs:

Name	Perquisite Allowance ($)	Personal Use of Leased Vehicle ($)	Personal Use of Company Aircraft ($)	Tax Reimbursement ($)	Registrant Contributions to Defined Contribution Plans (1) ($)	Total of All Other Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
Timothy M. Manganello	45,500	4,442	13,161	—	711,361	774,464

Robin J. Adams	35,000	—	—	—	318,895	353,895

James R. Verrier	33,750	—	1,001	—	152,176	186,927

Ronald T. Hundzinski	32,000	—	507	—	85,234	117,741

John G. Sanderson	20,600	11,565	—	—	165,271	197,436

(1) Amounts contributed by the Company on behalf of its NEOs during 2012 pursuant to the provisions of the RSP and the Excess Plan.

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our NEOs in 2012:

		Estimated Possible Payout Under			Estimated Future Payout Under			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Timothy M. Manganello		843,750	1,687,500	3,375,000
	2/7/2012(2)				14,200	56,800	113,600				4,440,624
	2/7/2012(3)							24,775	—	—	1,939,759

Robin J. Adams		357,500	715,000	1,430,000
	2/7/2012(2)				4,950	19,800	39,600				1,547,964
	3/28/2012(4)				2,475	9,900	19,800				831,402
	2/7/2012(3)							8,655	—	—	677,643

James R. Verrier		232,300	464,600	929,300
	2/7/2012(2)				1,825	7,300	14,600				570,714
	3/28/2012(4)				1,475	5,900	11,800				495,482
	2/7/2012(3)							3,140	—	—	245,846
	3/28/2012(5)							2,630	—	—	222,038

Ronald T. Hundzinski		148,900	297,900	595,800
	2/7/2012(2)				1,150	4,600	9,200				359,628
	3/28/2012(4)				1,500	6,000	12,000				503,880
	2/7/2012(3)							2,035	—	—	159,330
	3/28/2012(5)							2,545	—	—	214,862

John G. Sanderson		225,000	450,000	900,000
	2/7/2012(2)				3,125	12,500	25,000				977,250
	2/7/2012(3)							5,515	—	—	431,797

(1) 2012 bonus opportunity under the MIP. Estimated possible payout levels do not reflect carryover opportunities for the prior years.

(2) 2012 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $78.18.
(3) 2012 Restricted Stock Grant: Granted same day as approved by Compensation Committee of the Board of Directors. FMV at grant date = number of restricted shares times the average of the high and low stock price on February 7, 2012 of $78.295 in accordance with ASC Topic 718.
(4) Additional 2012 Performance Share Grant provided at the time of their promotion to Vice Chairman for Mr. Adams, COO for Mr. Verrier and CFO for Mr. Hundzinski: Value of grant = number of target shares times the closing stock price on grant date of $83.98.
(5) Additional 2012 Restricted Stock Grant provided at the time of their promotion to COO for Mr. Verrier and CFO for Mr. Hundzinski: Granted same day as approved by Compensation Committee of the Board of Directors. FMV at grant date = number of restricted shares times the average of the high and low stock price on March 28, 2012 of $84.425 in accordance with ASC Topic 718.

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the SIP. Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 25-28.

The peer group for the performance share grants includes publicly traded companies in the automotive supplier industry with at least $1 billion in sales that compete for stockholder investment dollars. For the performance periods from January 1, 2010 to December 31, 2012, January 1, 2011 to December 31, 2013, and January 1, 2012 to December 31, 2014, the peer group includes the following companies (the “Peer Group Companies”):

American Axle & Manufacturing Holdings, Inc.	Lear Corporation	Tenneco Inc.
Autoliv, Inc.	Magna International Inc.	TRW Automotive Holdings Corp.
Gentex Corporation	Meritor, Inc.	Visteon Corporation*
Johnson Controls, Inc.	Modine Manufacturing Company

* Not included for the January 1, 2010 to December 31, 2012 performance period due to bankruptcy.

Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance in the automotive supply industry.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our NEOs that remain either unexercised and/or unvested as of December 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	114,840	—	—	34.95	02/06/17
	100,000			29.09	07/26/16
						67,197	4,812,649
								211,400	15,140,468

Robin J. Adams	43,460	—	—	34.95	02/06/17
	40,000			29.09	07/26/16
						24,590	1,761,136
								96,000	6,875,520

James R. Verrier	—	—	—	—		10,525	753,801
								37,400	2,678,588

Ronald T. Hundzinski	15,500	—	—	34.95	02/06/17
	14,600			29.09	07/26/16
	9,450			29.04	07/27/15
						8,332	596,738
								29,800	2,134,276

John G. Sanderson	—	—	—	—		—	—	31,534	2,258,465

(1) The stock options noted with expiration dates of 2015, 2016, and 2017 are fully vested.
(2) The values in column (g) represent the number of unvested restricted shares of stock granted in 2010, 2011, and 2012. The dollar value in column (h) is calculated using the closing stock price on December 31, 2012 of $71.62 per share.
(3) The values of columns (i) and (j) are comprised of performance share grants made under the SIP, issued for the performance periods of 2011-2013 and 2012-2014. Column (i) represents the number of all outstanding unearned performance shares that would be paid out at the end of each performance period based on actual performance over the most recent period, which was at 200% of target level. Column (j) represents the number of performance shares in column (i) times the closing stock price of $71.62 on December 31, 2012. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 27 and 28; and (ii) the FMV of stock, as defined in the SIP.

All outstanding stock option grants to officers and employees since 2000 had exercise periods of one year in the case of involuntary separations (without cause) and death, and three years in the case of retirement and disability. In July 2009, management recommended and our Compensation Committee approved the extension of these exercise periods as a tool to encourage retirement for some individuals and to ease the transition of employees who were subject to involuntary reductions. Therefore, the exercise period for all vested and unexercised 2001 - 2007 stock options granted to directors, officers and employees who leave the Company due to involuntary termination (without cause) or death between January 1, 2009 and December 31, 2010 or due to retirement or disability on or after January 1, 2009 has been extended to three years (or the end of the ten-year term of option, whichever is shorter) for involuntary terminations (without cause) and death and the full remaining term of the option in the case of retirement and disability. The original strike price of the grants and the original term of the options (10 years) did not change. The amended provisions of the SIP allow our Compensation Committee the flexibility to establish the exercise period applicable to any future stock option grants.

If an option-holder incurs a termination of employment due to cause, any stock options held by the option-holder will terminate. If termination of employment is voluntary and without cause, any vested and unexercised stock options may be exercised for a period of five business days from the date of termination or until expiration of the stock option, whichever period is shorter.

Our Compensation Committee may elect to accelerate the exercise date of a stock option in the event of employment termination, such as death, disability, or retirement. Stock options granted in 2005, 2006, and 2007 provided for immediate vesting in the event of retirement as defined under the SIP. Stock options granted in 2007 provided for immediate vesting in the event of death or disability.

In the event of a COC, during the 60-day period from and after a COC, our Compensation Committee may allow the option-holder to surrender all or part of his or her options to the Company and receive a cash payment equal to the difference between the COC price and the exercise price of the option, less appropriate tax withholdings. However, if the COC is within six months of the date of grant to an officer or director subject to Section 16(b) of the Exchange Act, then the option-holder is unable to elect to receive a cash payment until after six months from the date of grant.

Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors may make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may determine to be appropriate in its sole discretion.

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our NEOs during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	—	—	266,218	19,347,143

Robin J. Adams	95,926	5,642,558	99,857	7,256,986

James R. Verrier	—	—	29,134	2,113,845

Ronald T. Hundzinski	—	—	14,950	1,097,878

John G. Sanderson	—	—	64,704	4,716,634

(1) Number of "shares" disclosed in column (d) represents the total number of performance shares earned for the 2010-2012 performance period and paid in 2013, the total number of shares of restricted stock granted in 2009 that lapsed in 2012, and the total number of shares of restricted stock granted in 2010 that lapsed in 2012. The number of shares in column (d) also includes shares granted in 2011 and 2012 which lapsed in 2012 for Mr. Sanderson, as described on pages 30 and 31, as a result of his retirement at the end of the fiscal year.
(2) Amount in column (e) is equal to the number of performance shares vested multiplied by $71.62, which is the closing stock price at the end of the performance period on December 31, 2012, the FMV of the shares of restricted stock granted in 2009 that lapsed and were paid in 2012, and the FMV of the shares of restricted stock granted in 2010 that lapsed and were paid in 2012.

As previously stated in the Compensation Discussion and Analysis, the granting of performance shares is designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against its Peer Group Companies in TSR. At the end of the 2010 to 2012 performance period, the Company's TSR was above the 90th percentile relative to the Peer Group Companies' TSR (see page 35 for listing of Peer Group Companies). The gross value of the payouts, before taxes, is reflected above in column (e) of the table.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payment During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello		—	—	—

Robin J. Adams		—	—	—

James R. Verrier	The BorgWarner Pension Plan	6.4	144,877	—

Ronald T. Hundzinski		—	—	—

John G. Sanderson		—	—	—

(1) Converted from Pounds to US Dollars using an exchange rate of 1 Pound = 1.5845 US Dollars, which is a periodic average rate for 2012.

Our NEOs are eligible to participate in the RSP. This plan, which is available to all U.S. salaried and hourly employees, allows our NEOs to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee's account each pay period based on years of service and eligible pay. For the majority of employees, including our NEOs, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 28% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the IRC). The Company matches 100% of the first 3% of the employee's pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the Company Retirement Account vests immediately and any other employer contributions vest 100% after three years of service.

Mr. Verrier participated in the BorgWarner Pension Plan while working for the Company in the United Kingdom from 1989 to 1996. The plan, which was frozen to additional benefit accruals as of April 1, 2007, was a contributory defined benefit pension plan with a normal retirement age of 65. Participants earned 1/60th of the average of their highest three consecutive years of gross earnings out of their last ten years of gross earnings for each year of credited service under the plan. Deferred pensions are increased annually for inflation up to a maximum of 5% per year. A similar inflation adjustment is applied once pension payments begin.

The present value of Accumulated Pension Benefits as of December 31, 2012 for Mr. Verrier is calculated using the following assumptions:

•	Mortality: Based on UK Self Administered Pension Scheme table, with allowance for future mortality improvements

•	Discount Rate: 4.50%

•	Assumed Retirement Age: 60

•	Assumed Inflation: 2.75%

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello
(1)	—	681,272	610,275	—	5,252,652
(2)	—	—	2,037,469	—	18,518,213
Robin J. Adams
(1)	—	288,200	148,302	—	1,693,138
James R. Verrier
(1)	—	121,982	46,029	—	456,773
Ronald T. Hundzinski
(1)	—	62,138	13,773	—	168,224
John G. Sanderson
(1)	—	142,175	30,160	—	383,507

(1) Excess Plan
(2) August 3, 2007 Recognition and Retention Grant. Mr. Manganello is vested in 100% of the award. However, the actual receipt of the shares will not occur until termination of his employment as specified under the Award Agreement.

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant's separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant's separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant's separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP.  As the Excess Plan is unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments. The funds available and their annual rate of return for the calendar year ended December 31, 2012 as reported by the plan administrator are as follows:

BorgWarner Stock Units	12.36%
Buffalo Small Cap Fund	19.93%
Harbor International Fund	20.87%
Vanguard Mid Cap Index Fund, Inst	16.01%
Northern Trust S&P 500 Index Fund - Non Lending - Tier 2	15.97%
Northern Trust Focus 2010 Fund	10.25%
Northern Trust Focus 2015 Fund	11.15%
Northern Trust Focus 2020 Fund	12.04%
Northern Trust Focus 2025 Fund	12.91%
Northern Trust Focus 2030 Fund	13.82%
Northern Trust Focus 2035 Fund	14.67%
Northern Trust Focus 2040 Fund	15.04%
Northern Trust Focus 2045 Fund	15.06%
Northern Trust Focus 2050 Fund	15.06%
Northern Trust Focus 2055 Fund	15.06%
Northern Trust Focus Income Fund	8.78%
Northern Trust Collective Aggregate Bond Index Fund	4.19%
T. Rowe Price Stable Value Common Trust Fund - Schedule N	2.47%

Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our NEOs under certain COC related events. The calculations assume each NEO's employment is terminated on December 31, 2012. For purposes of the calculations, the closing stock price on the last business day of 2012 ($71.62) was used to determine the vested market value of stock options and restricted stock.

	Payment Triggering Events in Connection with a COC
		Involuntary Termination		Voluntary Termination
Name	COC Only ($)	with Cause ($)	without Cause (1) ($)	with Good Reason (1) ($)	without Good Reason (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello	—	—	30,178,628	30,178,628	8,503,502

Robin J. Adams	—	—	17,131,686	17,131,686	3,343,938

James R. Verrier	—	—	4,765,387	4,765,387	1,331,535

Ronald T. Hundzinski	—	—	3,276,993	3,276,993	1,055,106

John G. Sanderson (3)	—	—	—	—	—

(1) For all NEOs, includes cash severance payment based on three times the average of base plus bonus, value of unvested restricted stock, prorated 2011-2013 and 2012-2014 performance share payments, retirement benefit based on three times the 2012 Company contributions to the RSP and Excess Plan, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage for three years), outplacement services, and excise tax and tax gross-up payment (except Mr. Verrier and Mr. Hundzinski).
(2) Includes the value of unvested restricted stock, prorated 2011-2013 and 2012-2014 performance share payments.
(3) No payments related to a COC would be provided to Mr. Sanderson as a result of his retirement at the end of the fiscal year.

Change of Control Employment Agreements

New COC Agreements were implemented beginning in 2009 for new and future officers of the Company. The new COC Agreements eliminate excise tax gross-up provisions, allow a portion of the benefit to be attributable to a non-compete agreement in order to reduce the potential for the excise tax, and allow executives to forego a portion of benefits if the benefit triggers the excise tax.

Below is a general description of the material terms and conditions of our existing COC Agreements for U.S.-based executives.

In the event that a NEO terminates employment for Good Reason or the Company terminates a NEO's employment with the Company without Cause within two to three years of a COC or in anticipation of a COC, the NEO is entitled to the following:

•	a lump sum cash amount equal to three times his or her annual base salary and average annual bonus for the most recent three years;

•	a lump sum cash amount equal to three times the Company's retirement contributions that would have been made on his or her behalf in the first year after termination of employment;

•
for Executives who entered into COC Agreements prior to 2009, a tax gross-up for any excise taxes imposed pursuant to IRC Section 4999 of the IRC so that the NEO will be in the same after tax position he or she would have been in had no excise tax been imposed;

•
Executives who entered into COC Agreements in or after 2009 may elect to forego a portion of COC payments which could otherwise trigger IRC Section 4999 excise taxes as the tax will not be “grossed-up” under the COC Agreement;

•	continuation of medical, dental and life insurance benefits for three years; and

•	outplacement services at a cost not to exceed $40,000.

“Change of Control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive's previous work location, a purported termination of the COC Agreement by us other than in accordance with the COC Agreement, or our failure to require any successor to us to comply with the COC Agreement.

Terminations Not Related to a COC

In the event of an involuntary or voluntary termination with or without cause not in connection with a COC, no additional payments are made to NEOs.

In the event of termination of employment by retirement not in connection with a COC, no additional payments are made to NEOs with the exception of the special retirement arrangements described on pages 30 and 31.

The stated amounts do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2012. Directors who are employees of BorgWarner are not compensated for their service on the board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total	Aggregate Number of Outstanding Stock and Option Awards (2) (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Phyllis O. Bonanno	93,000	105,007	—	—	—	—	198,007	1,283

David T. Brown	93,000	105,007	—	—	—	—	198,007	1,283

Jan Carlson	93,000	105,007	—	—	—	—	198,007	1,283

Dennis C. Cuneo	90,000	105,007	—	—	—	—	195,007	1,283

Jere A. Drummond	134,500	18,988	—	—	—	—	153,488	2,392

John R. McKernan, Jr.	90,000	18,988	—	—	—	—	108,988	2,392

Alexis P. Michas	144,500	105,007	—	—	—	—	249,507	1,283

Ernest J. Novak, Jr.	135,500	18,988	—	—	—	—	154,488	2,392

Richard O. Schaum	116,500	105,007	—	—	—	—	221,507	1,283

Thomas T. Stallkamp	90,000	105,007	—	—	—	—	195,007	1,283

(1) The values in column (c) reported for 2012 represent the grant date FMV of the restricted stock award granted on April 25, 2012. (FMV at grant date = number of restricted shares times the average of the high and low stock price on April 25, 2012 of $81.845)
(2) Aggregate number of outstanding shares of restricted stock at fiscal year-end only.

Annual compensation for our non-employee directors for 2012 was comprised of the following components: annual retainer, board meeting fees, committee meeting fees, special committee retainer and equity compensation consisting of restricted stock. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2012.

The annual retainer for non-employee directors in 2012 was $75,000 for service on the Board of Directors. The annual retainer is prorated when a new member joins or a current member leaves our board. As allowed under the SIP, each non-employee director also received restricted stock of the Company as annual equity compensation. Directors in Classes I and III received stock grants worth $105,000 of restricted stock in 2012. As a result of a transition to annual rather than triennial stock grants, Class II directors received grants worth approximately $19,000 of restricted stock in 2012. In 2013 all classes of directors will receive $105,000 worth of restricted stock as equity compensation. Restrictions on the shares will expire on the first anniversary of the date of grant. The Compensation Committee has authority to accelerate vesting in the event of retirement.

Each non-employee director received $1,500 for each board meeting attended. Each committee member also received $1,500 ($3,000 if he or she was the Chairman of the committee) for each committee meeting attended. In recognition of greater time commitments, the Chairman of the Audit Committee received $5,000 for each committee meeting attended. The Lead Director (Mr. Michas) received $20,000 annually in recognition of his additional services to the Company in that role. The Company pays for expenses associated with attendance at board and committee meetings and other functions attended at the request of the Company. The Company maintains a directors' deferred compensation plan under which directors may defer receipt of retainer fees only. Three directors deferred fees under the plan in 2012.

The members of the Special Succession Planning Committee established in 2011 were paid a total of $50,000 per member (Directors Drummond, Novak and Schaum) for the services they provided in 2011 and 2012. Mr. Michas served as chair of the Special Committee, and was paid a total of $60,000 for the services he provided in 2011 and 2012.

Following the retirement of the Executive Chairman in April 2013, Mr. Michas will become the Non-Executive Chairman of the Board and his annual retainer will increase to $200,000.

Our non-employee directors are expected to own Company stock in an amount equivalent to three times the amount of the annual retainer within five years of joining the Board of Directors. All of our directors met the expected stock ownership guidelines in 2012.

PROPOSAL 2 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Your Board of Directors proposes that the stockholders ratify the selection of PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”) as the Company's independent registered public accounting firm for the 2013 fiscal year. Stockholder ratification of the selection of our auditors requires the affirmative vote of a majority of the votes cast “for” or “against” this proposal. Accordingly, an abstention or a broker non-vote will not affect this proposal.

If the selection of PwC as auditors for 2013 is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the selection for 2013 will stand unless the Audit Committee finds other good reason for making a change.

The Board of Directors anticipates that representatives of PwC will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Recommendation

YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTEREST OF BORGWARNER AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed to us for the years ended December 31, 2012 and 2011 by PwC for professional services were as follows:

	2012	2011
Audit Fees	$5,189,031	$4,620,982
Audit-Related Fees (1)	166,270	166,270
Tax Fees (2)	651,349	808,531
All Other Fees Totals	___	___
	$6,006,650	$5,595,783

(1) Includes audits of financial statements of employee benefit plans.
(2) Includes fees connected with tax compliance, tax planning and expatriate services.  The expatriate services were $375,689 in 2012.

Your Audit Committee has adopted procedures for pre-approving all audit and audit-related services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted audit-related services. The documentation includes a description of, and a budgeted amount for, particular categories of audit-related and tax services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of audit services, audit-related services or tax-services, and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For these types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor's familiarity with the Company's business, people, culture, accounting systems, risk profile, and whether the services enhance the Company's ability to manage or control risks and improve audit quality. The Audit Committee may form, and delegate pre-approval authority, to subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

PROPOSAL 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

Our executive team delivered another year of record performance in 2012, increasing our Company's net sales, operating income and net earnings on a comparable basis. Details of our 2012 financial performance were explained in our Annual Report on Form 10-K filed February 14, 2013. Our Company continued its long-standing tradition of excellence and delivery of performance for our stockholders, customers, and the communities in which we operate.

Our compensation programs are substantially tied to our key business objectives and creation of economic value. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives. In order to maintain this link of pay to performance and better assure our ability to attract and retain talent:

•	We maintain the highest level of corporate governance over our executive pay programs

•
We closely monitor the compensation programs and pay levels of executives from companies in related industries of similar size and complexity, as well as trends in executive compensation, so that we may ensure that our compensation programs are within the norm of a range of market practices

•
Our Board of Directors, our Chairman, CEO, and our head of Human Resources engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team with appropriate incentives to build long-term value for our stockholders. The Company's compensation package uses a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee's philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the board requests our stockholders approve the compensation of the Company's Named Executive Officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative which accompany the tables.

Our Company has had a long-standing tradition of delivering performance for our stockholders, customers, and our communities. The executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company worldwide. Our executive compensation programs also support our vision, values and the BorgWarner Beliefs.

The Company has in the past sought approval from stockholders regarding incentive plans that we use to motivate, retain and reward our executives. Those incentive plans, including the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan and the BorgWarner Inc. Executive Incentive Plan, govern most of the compensation that the Company provides to our executives. Over the years, the Company has made a number of changes to its disclosures concerning executive compensation to improve transparency for stockholders.

As required pursuant to Section 14A of the Securities Exchange Act, and in alignment with the 2011 stockholder vote in favor of annual advisory votes on executive compensation, the Company seeks your advisory approval of our executive compensation programs. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the board or the Company. The board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY'S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4 - STOCKHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF THE COMPANY'S BOARD OF DIRECTORS

We have been advised that a stockholder, The Nathan Cummings Foundation (the “Foundation”), beneficial owner of our common stock having a market value of at least $2,000 for at least one year, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written or oral request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The proposal and the supporting statement appear below as received by us. The Company is not responsible for the accuracy or content of the proposal and supporting statement. Following the stockholder proposal are the Company's reasons for supporting the proposal.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of BorgWarner Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

PROPONENT'S SUPPORTING STATEMENT

The proponent of this resolution is the Nathan Cummings Foundation. The Shareholder Rights Project submitted the resolution on behalf of the Nathan Cummings Foundation.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000-2012, and during January 1, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholders to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassificiation proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS STOCKHOLDER PROPOSAL.

We are committed to good corporate governance. Our stockholders have consistently had a meaningful role in the director election process. Since the Company became a public company with an elected Board, each director nominee has received the affirmative vote of more than 90% of the shares voted. Last year each director standing for election received the affirmative vote of more than 94% of the shares voted. The Company's Certificate of Incorporation requires the division of the Company's Board of Directors into three approximately equal classes of directors with one class of directors (approximately one third of the board members) standing for election each year. The Company has benefited from the stability and continuity that division of the Board into three classes has provided. Nevertheless, the Board recognizes that classified boards are becoming less common among public companies, and many stockholders prefer the ability to vote on each director every year. After careful consideration, the Board members unanimously determined to support this proposal. If this proposal receives the favorable vote of a majority of the shares voted, the Company expects to propose amendments to the Company's Certificate of Incorporation at its Annual Stockholders' Meeting to be held in 2014 that would, if approved by the stockholders, eliminate the director classes and provide for the annual election of directors after completion of terms to which directors were earlier elected.

OTHER INFORMATION

The Company is not aware of any business to come before this annual meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers and regularly engaged employees of the Company. None of these directors, officers or employees will receive any extra compensation for doing this. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $7,500 plus reasonable out-of-pocket expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals that are intended to be presented at the 2014 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 16, 2013, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2014 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company's By-laws. Among other things, under the Company's By-laws to bring business before an annual meeting a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year's annual meeting. Therefore, for stockholder proposals to be presented other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 25, 2013, and no later than January 24, 2014. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person's written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company's books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company's Amended and Restated By-laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the Securities and Exchange Commission, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company's Corporate Governance Guidelines; the Company's Code of Ethical Conduct; and the Company's Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information or make any representation other than that contained in this proxy statement, and if given or made, such information may not be relied upon as having been authorized.

ANNEX A

CHARTER

BORGWARNER INC.

AUDIT COMMITTEE

The BorgWarner Inc. Audit Committee (the "Committee") is responsible for providing assistance to the Board of Directors in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor's qualifications and independence (iii) the performance of the Company's internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements.

The Committee shall be composed of three or more directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their individual exercise of independent judgment as a Committee member and who meet the independence and experience requirements of the New York Stock Exchange and applicable regulations of the Securities and Exchange Commission (the “Commission”). All members of the Committee shall be generally knowledgeable in financial and auditing matters and at least one member of the Committee shall be “an audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Committee shall provide assistance to the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company. The Committee shall report regularly to the Board and establish and maintain free and open communication between the directors, the independent accountants, the internal auditors and the management of the Company. The Committee will:

1.
Be directly responsible for the selection of, and compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2.
Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. Discuss and consider the independence of the independent auditors, including the auditors' written affirmation of independence.

3.
Discuss and review with the independent auditors and financial management of the Company the proposed scope of the audit for the current year and the nature and thoroughness of the audit process; and at the conclusion thereof, receive and review audit reports including any comments or recommendations of the independent auditors.

4.	Review with the independent auditor any audit problems or difficulties and management's response.

5.	Adopt hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

6.
Review with the independent auditors, the Company's Vice President of Internal Audit and with the Company's financial and accounting managers, the adequacy and effectiveness of the Company's internal auditing, accounting and financial policies, procedures and controls; and elicit any recommendations for the improvement of existing internal control procedures or the establishment of controls or procedures. Particular emphasis should be given to the adequacy of the internal controls to expose payments, transactions or procedures which might be deemed illegal or otherwise improper.

7.
Review the internal audit function of the Company including proposed audit plans for the coming year, the coordination of its programs with the independent auditors and the results of the internal programs.

8.
Review and discuss recurring financial statements (including quarterly reports and disclosures made in management's discussion and analysis) to be issued to the shareholders or the public with management and the independent auditor and recommend to the Board the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

9.	Review and discuss:

(a)	All critical accounting policies and practices to be used.

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.
Discuss with management the Company's earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

11.
Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this or any other purpose, if, in its judgment, such retention is appropriate. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for other expenses necessary or appropriate in carrying out its duties.

12.	Report Committee activities to the full Board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to shareholders.

13.
Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a role in the Company's internal controls.

14.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

15.
Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

16.
Establish and monitor procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

18.	Generally review and discuss with management the Company's risk assessment and risk management policies.

The Committee's charter, policies and procedures will be reassessed at least annually to allow reaction to changing conditions and environment and to assure that the Company's accounting and reporting practices are in accordance with all requirements and are of the highest quality. The Committee may amend or repeal its charter, policies and procedures, as the Committee deems appropriate. The Committee shall annually review the Committee's own performance.

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. These meetings shall include the independent auditors' evaluation of the Company's financial, accounting and auditing personnel and an assessment of the cooperation the independent auditors received during the review. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Committee at its next scheduled meeting.

The Chair of the Committee shall establish such rules for the Committee and its members as may from time to time be necessary and proper for the conduct of the Committee's business, in conformity with applicable laws, rules and regulations.